Vontobel

Vontobel Asset Management, Inc.

Code of Ethics

Updated: October 2023

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TABLE OF CONTENTS

1.	STATEMENT OF GENERAL PRINCIPLES	3
	1.1. Adherence to Ethical Standards of Vontobel Group	3
	1.2. Compliance with Applicable U.S. Legislation	3
	1.3. General Principles	3
	1.4. Whistleblower and Anti-Retaliation Policy	3
2.	DEFINITIONS	5
3.	PRINCIPLES FOR DOING BUSINESS	7
	3.1. Confidentiality	7
	3.2. Conflicts of Interest	7
	3.3. Service as an Outside Director or Other Outside Business Activity	7
	3.4. Personal Fiduciary Appointments	7
	3.5. Service on Civic and Charitable Organizations	7
	3.6. Fees to Consultants and Agents	7
	3.7. Personal Benefits – Gifts and Entertainment Policy	8
	3.8. Personal Fees and Commissions	8
	3.9. Dealings with Suppliers	8
	3.10. Charitable Contributions	8
	3.11. Political Contributions by Vontobel	10
	3.12. Political Contributions by Vontobel Employees – “Pay to Play” Policy	10
	3.13. Duty to Report Violations or Potential Conflicts of Interest	12
	3.14. Full Disclosure	13
4.	PERSONAL SECURITIES TRANSACTIONS	14
	4.1. Summary	14
	4.2. Prohibited and Restricted Transactions	14
	4.3. Blackout Period	15
	4.4. Short-Term Trading	15
	4.5. Prior Written Clearance of Personal Securities Trades and Full Disclosure of Securities Holdings	16
5.	INSIDER TRADING	18
	5.1. Policy	18
	5.2. Elements of Insider Trading	18
	5.3. Penalties for Insider Trading	19
	5.4. Procedures	19
	5.5. Supervision	20
APPENDIX A		22
APPENDIX B		30
APPENDIX C		31

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1.	STATEMENT OF GENERAL PRINCIPLES

1.1.	Adherence to Ethical Standards of Vontobel Group

The emphasis placed on the observance of the highest ethical standards by the Vontobel Group’s management is well known to the Swiss financial marketplace. The cornerstones of its standing in the financial community are its integrity and, as a predominantly family-controlled organization, its independence from commercial considerations that could lead it to place its own interest before that of its clients. As a subsidiary of Vontobel Holding, AG, Vontobel Asset Management, Inc. is held to the same standards of ethical conduct that govern the business activities of the Vontobel Group.

1.2.	Compliance with Applicable U.S. Legislation

As an investment adviser registered with the US Securities and Exchange Commission (“SEC”), Vontobel Asset Management, Inc. is subject to the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires all investment advisers to adopt and maintain a code of ethics and requires the adviser’s personnel to prepare and submit certain specified reports. A copy of Section 204A-1 is included in Appendix A.

Section 206 of the Advisers Act provides that it shall be unlawful for any investment adviser:

(1)	to employ any device, scheme, or artifice to defraud any client or prospective client;

(2)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)

acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction;

(4)	to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Vontobel Asset Management, Inc. is also subject to certain provisions of the Investment Company Act of 1940, as amended (“the Investment Company Act”) with respect to fraudulent trading, as discussed in Section 4 hereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as amended, as discussed in Section 5 hereunder.

Vontobel Personnel shall at all times comply with these and all other laws and regulations that may be applicable to Vontobel Asset Management, Inc.’s business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Vontobel Personnel shall seek the advice of Vontobel Asset Management, Inc.’s Legal and Compliance Department, who shall obtain the advice of outside counsel as is necessary to comply with this policy of observance of all applicable laws and regulations. Excerpts from the relevant securities laws and regulations cited above are provided in Appendix A.

1.3.	General Principles

This Code of Ethics is based on the following principles:

(a)

The officers, directors and employees of Vontobel Asset Management, Inc. owe a fiduciary duty to all Vontobel Clients and, therefore, must at all times place the interests of Vontobel Clients ahead of their own.

(b)

Vontobel Personnel shall avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Vontobel Clients.

(c)	Vontobel Personnel shall not take inappropriate advantage of their positions with Vontobel Asset Management, Inc. to secure personal benefits that would otherwise be unavailable to them.

It is imperative that all Vontobel Personnel avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Vontobel Clients. All Vontobel Personnel are expected to adhere to these general principles in the conduct of the firm’s business, even in situations that are not specifically addressed in this Code’s provisions, procedures and restrictions. Serious and/or repeated violations of this Code may constitute grounds for dismissal.

1.4.	Whistleblower and Anti-Retaliation Policy

The Dodd-Frank Act (“Dodd Frank”) contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of Dodd-Frank added new Section 21F to the Securities Exchange Act of 1934, as amended (“Exchange Act”) titled “Securities Whistleblower Incentives and Protection.” This allows the U.S. Securities and Exchange Commission (“SEC”) to pay awards to eligible whistleblowers who voluntarily provides the SEC with original

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information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. Dodd Frank also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

The Code of Ethics requires personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As Vontobel Personnel, we must practice honesty and integrity in fulfilling our responsibilities and comply with all applicable laws and regulations. It is the responsibility of all personnel to comply with the Code and to report violations or suspected violations in accordance with the Whistleblower Policy.

A.	Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of the Firm’s related policies, you must immediately report that information to the Head of Legal and Compliance, CCO or Head of Human Resources.

Alleged misconduct includes, but is not limited to:

•	Allegations of breach of confidentiality;

•	Theft;

•	Fraud;

•	Misappropriation or misuse of funds or securities;

•	Forgery;

•	Unsuitable investments;

•	Misrepresentation;

•	Unauthorized trading; and

•	Other inappropriate financial dealings.

B.	Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO in consultation with the Head of Legal and Compliance and outside council, if necessary. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

C.	Anti- retaliation

No director, officer or employee or other personnel who in good faith reports a violation of the Code shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment. Notwithstanding any other provision in this policy, you are not prohibited or in any way restricted from reporting possible violations of law to a governmental agency or entity, and you are not required to inform the Firm if you make such reports.

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2.	DEFINITIONS

For purposes of this Code:

“Beneficial Ownership” and “Beneficial Owner(s)” shall be as defined in Section 16 of the Securities Exchange Act of 1934, as amended, which, generally speaking, encompasses those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner (see Appendix A). This would include:

(a)

securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

(b)	securities held in the name of a member of his or her immediate family living in the same household;

(c)	securities held by a trustee, executor, administrator, custodian or broker;

(d)	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(e)	securities held by a corporation which can be regarded as a personal holding company of a person; and

(f)	securities recently purchased by a person and awaiting transfer into his or her name.

“Corporation” shall mean Vontobel Asset Management, Inc.

“Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act (see Appendix A), irrespective of whether the issuer is a US or non-US entity and whether the security is being held by a US or non-US custodian or, directly or indirectly, in personal custody; except that it shall not include:

•	securities issued by the US Government or US federal agencies that are direct obligations of the US

•	bankers’ acceptances, bank certificates of deposits and commercial paper

•	shares of registered open-end investment companies (mutual funds) that Vontobel does not advise or sub-advise

•

Exchange Traded funds (ETFs) However, note that unit investment trust ETFs including but not limited to SPY, QQQ, DIA and MDY, are considered reportable securities and must be disclosed in any employee’s brokerage accounts.

•	common securities indicies

•	commodities or commodity futures

In addition to the items defined to be securities in Section 202(a)(18) of the Advisers Act, the following are expressly deemed to be securities subject to this Code:

•	equity security

•	warrants

•	rights

•	convertible security

•	REITs (Real Estate Investment Trusts)

•	ADR’s, ADS’s, GDR’s

•	any type of preferred stock

•	corporate bonds, municipal bonds, and bonds issued by any foreign government or agency or instrumentality of a foreign government*

•	shares of registered open-end investment companies (mutual funds) that Vontobel advises or sub-advises

•	shares of closed-end investment funds or exchange traded funds that Vontobel advises or sub-advises

•	options on equity securities

•	shares of an investment club account. [1]

*	only applies to employees who provide research or make investment decisions for the Fixed Income boutique.
[1]

Shares of investment club accounts may be subjected to pre-clearance if, in periodically reviewing investment club trading, the Chief Compliance Officer or designee detects abuses or conflicts of interest (See Section 4.2.4).

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“Purchase or sale of a security” shall include the writing of an option to purchase or sell a security.

“Restricted Security” shall mean a security (i) being considered for purchase or sale on behalf of a Vontobel Client; (ii) being purchased or sold by a Vontobel Client; or (iii) about which material, non-public information is held.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security by a Vontobel Asset Management, Inc. portfolio manager is under serious consideration or has already been made and the transaction executed.

“Vontobel Client(s)” shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-US-resident, for whom Vontobel Asset Management, Inc. provides investment supervisory services (discretionary management) or manages investment advisory accounts not involving investment supervisory services (non-discretionary management).

“Vontobel Employee(s)” shall include regular full- and part-time officers and employees, and temporary employees of the Corporation.

“Vontobel Personnel” shall include Vontobel Employees and directors of the Corporation.

“New Security” shall mean the establishment of a position which is not currently held by a client portfolio on the day the position is established.

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3.	PRINCIPLES FOR DOING BUSINESS

3.1.	Confidentiality

Confidentiality is a fundamental principle of the investment management business. Vontobel Employees must maintain the confidential relationship between the Corporation and each of its Clients. Confidential information such as the identity of Vontobel Clients and the extent of their account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Corporation’s business. To the extent possible, all information concerning Vontobel Clients and their accounts shall be shared among Vontobel Employees on a strictly need-to-know basis. In this regard, Vontobel Employees shall be careful not to divulge to their colleagues or any third party any information concerning a Vontobel Client that could be considered “inside information”, as that term is defined in Section 5 hereof.

3.2.	Conflicts of Interest

It shall be the first obligation of every Vontobel Employee to fulfill his or her fiduciary duty to Vontobel Clients. No Vontobel Employee shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Vontobel Employee may act on behalf of the Corporation in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by the Vontobel Employee, or any member of his or her family, should be viewed as significant.

3.3.	Service as an Outside Director or Other Outside Business Activity

No Vontobel Employee shall become a director or any official of a business organized for profit without first obtaining written approval from the Board of Directors of the Corporation based upon its determination that such board service would not be inconsistent with the interests of the Corporation or its Clients. There may be some instances where an employee seeking to become a director or official of a not-for-profit business may also require approval from the Board of Directors of the Corporation. These instances will be reviewed on a case-by-case basis and determined by the CCO or designee if Board approval is required.

After approval from the Board of Directors is obtained, the CCO or designee shall monitor continually the board or official service of the Vontobel Employee to ensure its on-going consistency with the interests of the Corporation or its Clients. To this end, the Vontobel Employee shall provide to the CCO or designee a certification to that effect no more than 10 business days after the last day of every calendar quarter. The certification shall be submitted via an online compliance platform in the manner described in Section 3.7 below.

In addition, as part of the Semi-Annual Compliance Certification to the Board of Directors, the CCO shall certify that any board or official service of a Vontobel Employee during the period was consistent with the interests of the Corporation or its Clients.

3.4.	Personal Fiduciary Appointments

No Vontobel Employee shall accept a personal fiduciary appointment without first obtaining the written approval of the Board of Directors of the Corporation, unless such appointment results from a close family relationship.

3.5.	Service on Civic and Charitable Organizations

The Corporation encourages its employees to participate in local civic and charitable activities. In some cases, however, it may be improper for a Vontobel Employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Corporation that business relationships between the Corporation and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest.

3.6.	Fees to Consultants and Agents

Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Chief Executive Officer or designee prior to conclusion of any formal arrangements for services. No remuneration or consideration of any type shall be given by any Vontobel Employee to any person or organization outside of a contractual relationship that has received the prior approval of the Chief Executive Officer or designee.

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3.7.	Personal Benefits – Gifts and Entertainment Policy

No Vontobel Employee, or member of his or her family, may give or accept a personal gift, benefit, service, form of entertainment, or anything of more than de minimis or nominal value ($200) (“gift”) from Vontobel Clients, suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements (“Vontobel Client”), if such gift is made because of the recipient’s affiliation with the Corporation or with a Vontobel Employee. Any cash or cash equivalent gift is strictly prohibited. Cash equivalents include general-use prepaid gift cards which can be redeemed at multiple, unaffiliated merchants for virtually any good or service, rendering them functionally similar to cash. Gift cards that can only be used at a specified merchant are permitted.

Any Vontobel Employee who receives a gift, regardless of value, from a Vontobel Client shall notify the Chief Compliance Officer promptly, or his designee, via an online compliance system.

Vontobel has retained a third party service provider, ComplySci, to provide web-based automated compliance services. ComplySci is a portal through which employees meet their compliance obligations. Through this secure, web-based platform, Vontobel Employees are able to perform a variety of compliance-related tasks, including, among other tasks:

•	Personal trade pre-clearance

•	Code of Ethics delivery and certification

•	Compliance Manual delivery and certification

•	Political contribution pre-clearance and certification

•	Gifts giving or acceptance approval

•	Personal account establishment or modification

•	Holdings and Transactions reporting and certification

•	Outside Business Activity pre-clearance

A request for gift approval is made on ComplySci through a 4-step, paperless process:

(1)	An employee enters ComplySci through a login and password on their website;

(2)

After logging in, the employee locates the GIft and Entertainment icon on their personal dashboard which then opens a web form containing the fields necessary to enter information about the proposed gift;

(3)

Once the necessary information has been filled in, the request is then sent electronically for approval or denial to the Chief Compliance Officer or designee who shall determine whether the gift exceeds the de minimis value and whether the gift shall be retained by the Vontobel Employee or member of his or her family, returned to the donor, or donated without tax deduction to a charitable organization selected by the Chief Compliance Officer. Where the value of the gift is not readily ascertainable, the Chief Compliance Officer or designee shall make a good faith determination of the gift’s value based on the known value of comparable items; and,

(4)	The decision of the Chief Compliance Officer or designee is then documented within the ComplySci platform.

Any Vontobel Employee who wishes to give a gift, regardless of value, to a Vontobel Client shall promptly pre-clear the gift with the Chief Compliance Officer or designee in the manner described above and may give the gift only upon prior approval. The Chief Compliance Officer or designee shall determine whether the gift exceeds the de minimis value and whether the gift shall be given by the Vontobel Employee. Any promotional Vontobel logo gifts that are valued below $50, are not required to be pre-cleared or reported. As an example, these include, but are not limited to Vontobel logo candy, power banks, pens, umbrellas, etc.

3.8.	Personal Fees and Commissions

No Vontobel Employee shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of the Corporation or any of its Clients.

3.9.	Dealings with Suppliers

Vontobel Employees shall award orders or contracts to outside suppliers on behalf of the Corporation solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

3.10.	Charitable Contributions

It is the policy of the Firm to support not-for-profit organizations (“NPO”s) that enhance the social welfare and quality of life of the communities where we work and do business. The purpose of this policy is to ensure that all charitable contributions made by, or on behalf of, Vontobel are consistent with its policies and procedures and the laws and regulations that govern such practices in the United States and internationally. All Vontobel Personnel are subject to this policy. Please note that this policy does not cover political contributions. For more information on political contributions, please read our Political Contribution Policy herein.

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Eligibility

All domestic recipients of charitable contributions must possess tax-exempt status under Section 501(c)(3) of the Internal Revenue Code..2 If the recipient is a foreign entity, then it must establish an equivalency between its foreign not-for-profit status and 501(c)(3) status.

VAMUS will NOT consider donations to:

•	Individuals;

•	For-profit organizations;

•	Political parties, campaigns or individual candidates;

•	Organizations that discriminate on the basis of race, religion, age, color, sex, disability, national origin, ancestry, marital status, sexual orientation, or veteran status; or,

•	Any NPO that is a VAMUS client, unless it has been a client for at least 18 months.

Review and Approval Process

All charitable contributions must be approved by the firm’s Charitable Contribution Group (the “Group”), which currently consists of VAMUS’ Chief Compliance Officer and its Chief Executive Officer. In determining whether the firm will make a donation to an NPO, the Group will consider, among other things:

•	Whether the NPO meets the eligibility requirements;

•	The charitable mission of the NPO;

•	Whether the NPO serves a community in which VAMUS has a physical location or clients;

•

Whether the NPO, its principals, ultimate beneficiaries, or their countries of domicile appear on any of the sanctions program listings maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC);

•	Whether VAMUS has previously donated to the NPO, and the amount of any prior donations;

•	Whether the NPO’s mission or activities are sensitive, controversial, harmful, or pose either a potential conflict of interest to VAMUS, or potential injury to its good reputation;

•	Whether the donation will be used for a specific, one-time event (e.g., gala dinner) or as part of the NPO’s regular purpose or mission;

•

Any benefits received by VAMUS or its Personnel in connection with a donation (e.g., public recognition, table reservation, golf outing, etc.), and any potential conflict of interest for VAMUS in receiving such benefits;

•	Whether the NPO is a client or prospective client; and,

•	Whether the donation was requested by a client or prospective client.

The Group will meet on an ad-hoc basis as requests are received.

Submitting a Request

Personnel or clients requesting a donation on behalf of an NPO-client or other NPO must submit a request in writing to a Group member. This request may be made via email. The request should include:

•	The date of the request;

•	The NPO’s legal name and contact information;

•	A list of the principals of the NPO (e.g., directors, officers, authorized signatories), if available;

•	A description of the specific purpose of the request/charitable event, and any other pertinent details regarding the use of the funds; and,

•	A written representation from the NPO that it holds 501(c)(3) status or its foreign-law equivalent. This representation may be by email.

For large donations amounting to greater than 50% of the Annual donations limit, donations to organizations to which VAMUS has not previously made donations, or donations to organizations where insufficient information is publicly available, the Group may require additional information from the organization including, among other things:

(1)	A copy of the NPO’s 501(c)(3) determination letter; and,

(2)	Financial statements and annual reports.

[2]

To be tax-exempt under section 501(c)(3) of the Internal Revenue Code, an organization must be organized and operated exclusively for the exempt purposes set forth in section 501(c)(3): charitable; religious; educational; scientific; literary; testing for public safety; fostering national or international amateur sports competition; and, preventing cruelty to children or animals. The term “charitable” is used in its generally accepted legal sense and includes relief of the poor, the distressed, or the underprivileged; advancement of religion; advancement of education or science; erecting or maintaining public buildings, monuments, or works; lessening the burdens of government; lessening neighborhood tensions; eliminating prejudice and discrimination; defending human and civil rights secured by law; and combating community deterioration and juvenile delinquency.

http://www.irs.gov/charities/charitable/article/0,,id=175418,00.html

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Donation Amount

Annual donations to a single entity typically will not exceed $10,000. This limit enables a wider distribution of funds to the communities and causes we support.

3.11.	Political Contributions by Vontobel

Vontobel Asset Management, Inc. shall make no contributions to political parties or candidates for public office.

3.12.	Political Contributions by Vontobel Employees – “Pay to Play” Policy

I.	PURPOSE

This Policy establishes the procedures through which Vontobel will comply with Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and related recordkeeping rules in Advisers Act Rule 204-2, regarding political activity by investment advisers who do business with government entities.

The intent of Advisers Act Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices). Rule 206(4)-5 is designed to address pay-to-play practices by:

•

Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de minimis levels;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;

•	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

•

Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

II.	DEFINITIONS

A.	Contribution means any payment, gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by Vontobel Employees on their own personal time are not considered Contributions.

B.

Covered Associate means, for purposes of this Policy, all Vontobel Employees. The determination of whether any other person or entity is a Covered Associate shall be made by the Legal and Compliance Department.

C.

Solicit a Government Entity for Investment Advisory Services means a direct or indirect communication with a state or local Public Official or Government Entity for the purpose of obtaining or retaining Investment Advisory Services. The following are examples of when such solicitation may result:

1.	Leading, participating in or being present at a sales/solicitation meeting with a state or local Public Official or Government Entity, such as a government pension plan or general fund;

2.	Holding oneself out as part of the investment advisory services sales/solicitation effort with a state or local Public Official or Government Entity;

3.	Signing a submission to a Request for Proposal in connection with Investment Advisory Services with a state or local Public Official or Government entity;

4.	Receiving a finder’s fee for helping Vontobel obtain or retain Investment Advisory Services with a state or local Government Entity; and,

5.	Making introductions between Public Officials and one or more Vontobel Employees.

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All specific questions regarding activities that may be considered an impermissible solicitation under this Policy should be directed to the Legal and Compliance Department.

D.

Public Official means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

E.

Government Entity means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

F.	Investment Advisory Services—The types of business subject to SEC Rule 206(4)-5 include:

1.	Providing investment advisory services directly to a Government Entity;

2.	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

(a)

Investment pools/funds that are registered with the SEC (such as mutual funds) that are offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.

(b)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

G.	Coordinating Contributions means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

H.	Soliciting Contributions means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

I.

Political Action Committee (PAC) includes, but is not limited to, political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

III.	POLICIES AND PROCEDURES FOR POLITICAL ACTIVITY BY COVERED ASSOCIATES

A.	Pre-Approval of Contributions, Coordination and Solicitation of Contributions, and Fundraising

1.

Contributions: All Vontobel Employees are required to obtain approval from the Chief Compliance Officer or designee prior to making any Contribution. Vontobel Employees may request such approval via a specially designated web form in ComplySci in the manner described above in Section 3.7. The Chief Compliance Officer or designee will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and any other Vontobel policy.

2.

Coordinating or Soliciting Contributions, or Political Fundraising: Also via ComplySci, all Vontobel Employees must obtain approval from the Chief Compliance Officer or designee prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising.

B.	Prohibition Against Establishing or Controlling a Political Action Committee

Vontobel Employees are prohibited from establishing, controlling, contributing to or otherwise being involved with a PAC without pre-approval from the Chief Compliance Officer or designee.

C.	Examples of Permissible or Potentially Permissible Contributions; Pre-Approval Required

Although all Vontobel Employee Contributions must be pre-approved by the Chief Compliance Officer or designee, the Contributions described below are examples of those which may be approved pursuant to the pre-approval process.

Contributions to any Public Official, if:

1.	The Vontobel Employee is entitled to vote for such Public Official and the Contribution(s) do not exceed $350 per election; or

2.	The Vontobel Employee is not entitled to vote for such Public Official and the Contribution(s) do not exceed $150 per election.

All other requested Contributions will be considered on a case-by-case basis and will only be permitted if the Chief Compliance Officer or designee determines that such Contribution will not violate Rule 206(4)-5.

D.	Indirect Contributions

Vontobel Employees are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including Vontobel affiliates, placement agents, or third-party PACs, as “conduits” to circumvent Rule 206(4)-5 and/or this Policy. Contributions made by others (for example, spouses, family members, attorneys, businesses, etc.) at the direction or suggestion of an Vontobel Employee are considered to be made by that Vontobel Employee for purposes of this Policy and must be pre-cleared.

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E.	Volunteering for a Campaign

Vontobel Employees are not prohibited from volunteering to serve on political campaigns or providing any other services that would not be considered a Contribution under this Policy. However, no Vontobel Employee may undertake any political activity (i) using Vontobel’s name, (ii) during working hours, (iii) on Vontobel’ premises and/or (iv) with the use of any Vontobel equipment, property or personnel without obtaining pre-approval from the Chief Compliance Officer or designee via ComplySci.

F.	Quarterly Political Contributions Certification Form

At the end of each calendar quarter, Vontobel Employees are required to report and certify to the Chief Compliance Officer or designee via a specially designated web form in ComplySci their political contributions for the quarter. The Chief Compliance Officer or designee will review the report for any Contributions that were not pre-cleared or otherwise violated this Policy and take corrective action as prescribed under Rule 206(4)-5.

G.	New Vontobel Employees

Because Contributions made within two years prior to becoming a Vontobel Employee may trigger a ban on receiving compensation for Advisory Services, the background checks conducted during the hiring process will review each individual’s prior Contributions before allowing him or her to become a Vontobel Employee.

IV.	POLICIES AND PROCEDURES REGARDING THE USE OF PLACEMENT AGENTS

No Vontobel Employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an Employee of Vontobel) to solicit a Public Official or Government Entity for Investment Advisory Services without pre-approval from the Legal and Compliance Department. Among other things, the Legal and Compliance Department will ensure that the third-party or affiliate is a permissible placement agent under Rule 206(4)-5 and applicable state and local statutes.

V.	RECORDKEEPING

A.	Records Retention

Please note that the Legal and Compliance Department will keep necessary records based on the information gathered under this Policy, in compliance with Rule 204-2. Specifically, the Legal and Compliance Department will maintain:

1.	A list of the names, titles and business and residence addresses of all Covered Associates;

2.

A list of all Government Entities to which Vontobel provides or has provided Investment Advisory Services, or which are or were investors in any covered investment pool to which Vontobel provides or has provided investment advisory services in the past five years;

3.	A list of all Contributions made by Vontobel or any of its Covered Associates, which identifies in chronological order:

a.	The name and title of each contributor;

b.	The name and title (including any city/county/State or other political subdivision) of each recipient of a Contribution;

c.	The amount and date of each Contribution; and,

d.	Whether any such Contribution was the subject of the exception for certain returned contributions pursuant to Rule 275.206(4)-5(b)(2)

4.

The name and business address of each regulated person to whom Vontobel provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for Investment Advisory Services on its behalf, in accordance with Rule 275.206(4)-5(a)(2).

3.13.	Duty to Report Violations or Potential Conflicts of Interest

The Corporation’s management and Board of Directors must be informed at all times of matters that may constitute violations of this Code of Ethics, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Corporation or the Vontobel Group. Vontobel Employees shall have a duty to report such events immediately to the Chief Compliance Officer, the Head of Legal and Compliance or the Chief Executive Officer or, if such events concern the Corporation’s management, they should be reported to the Chairman.

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3.14.	Full Disclosure

In responding to requests for information concerning the Corporation’s business practices from the Corporation’s internal or independent accountants and auditors, outside counsel, regulatory agencies or other third parties, Vontobel Employees shall be truthful in their communications and shall make full disclosure at all times.

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4.	PERSONAL SECURITIES TRANSACTIONS

4.1.	Summary

This Section 4 of the Code of Ethics is based upon Rule 204A-1 under the Advisers Act which requires investment advisers to adopt policies and procedures relating to, among other things, the personal securities transactions of their employees. The key provisions of this Code with respect to personal trading are summarized as follows:

•	Restrictions on investing in initial public offerings

•	Restrictions on investing in private placements

•	Prior written clearance of personal trades

•	Seven-day blackout period

•	Thirty-day ban on short-term trading profits of securities held, or being considered for purchase for the portfolios of Vontobel Clients

•	Full disclosure of all securities trades and securities holdings

While currently not classified as a security by Rule 204A-1, as best practice, we request all Vontobel employees to fully disclose any trades or holdings in cryptocurrencies (a.k.a. digital assets, bitcoin, etc) to the Chief Compliance Officer or other authorized officer through ComplySci under the Outside Affiliation icon.

4.2.	Prohibited and Restricted Transactions

4.2.1

Rule 204A-1 requires investment advisers to adopt written codes of ethics designed to reflect the business standards and fiduciary obligations of its employees, to prevent fraudulent trading and, further, to use reasonable diligence and institute procedures reasonably necessary to prevent violations of their code of ethics. Vontobel Employees shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 204A-1 under the Advisers Act or any other provisions of the federal securities laws.

All Vontobel Personnel are considered “access persons” as that term is defined under Rule 204A-1 of the Advisers Act. As may be required by the investment companies for which it acts as adviser or subadviser, Vontobel shall provide periodic reports with respect to the personal securities transactions of its access persons, as well as an annual compliance report.

No Vontobel Employee shall purchase or sell, directly or indirectly, any security categorized under the definition of Restricted Security; except that the prohibitions of this section shall not apply to:

(a)	purchases or sales which are non-volitional on the part of any Vontobel Employee;

(b)	purchases which are part of an automatic dividend reinvestment or other plan established by any Vontobel Employee prior to the time the security involved came within the purview of this Code; and

(c)

purchases effected upon the rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.2.2

No Vontobel Employee or family member living in the same household shall acquire any securities in an initial public offering without the prior approval of the Chief Compliance Officer or other officer authorized to approve trades (see Appendix B). The request and subsequent decision are made online via a specially designated web form in ComplySci as described in Section 3.7. In considering a request to invest in the initial public offering, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Vontobel Client, and whether the opportunity is being offered to a Vontobel Employee by virtue of his or her position with the Corporation.

4.2.3

No Vontobel Employee or family member living in the same household shall acquire securities in a private placement without the prior approval of the Chief Compliance Officer or other officer authorized to approve trades (see Appendix B). The request and subsequent decision are made online via a specially designated web form in ComplySci as described in Section 3.7. In considering a request to invest in a private placement, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Vontobel Client, and whether the opportunity is being offered to a Vontobel Employee by virtue of his or her position with the Corporation.

4.2.4

No Vontobel Employee or family member living in the same household shall participate in an investment club without the prior approval of the Chief Compliance Officer or other officer authorized to approve trades (see Appendix B). The request and subsequent decision are made online via a specially designated web form in ComplySci as described in Section 3.7. The request must specify the number of members in the club, their relationship to the Vontobel Employee, the total amount of funds pooled for investment, whether the club has a financial advisor, the legal structure of the club, and its investment guidelines and objectives.

In considering a request to participate in an investment club, the Chief Compliance Officer will take into account, among other factors, undertakings by the Vontobel Employee or household member: to refrain from taking on investment decision-making responsibilities, including research responsibilities; never to hold 50% or more of the club’s investment account assets; and not otherwise to exercise influence or control over the club’s investment account.

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Technically a brokerage account holding the assets of a Vontobel Employee or household member, the investment club account is thus subject to the pre-clearance requirement of Section 4.5.1 below. An exemption from the pre-clearance requirement will be granted if the investment club complies with all of the provisions of this Code of Ethics. Accordingly, the Chief Compliance Officer or other authorized officer will periodically review investment club trading for abuses and conflicts of interest. The Chief Compliance Officer reserves the right to subject all of the club’s trades to preclearance and other requirements of this Code, and also reserves the right to cancel approval of participation in the club. Investment club accounts may not be used to undermine these procedures.

4.3.	Blackout Period *

4.3.1

No Vontobel Employee shall execute a securities transaction on a day during which Vontobel Asset Management, Inc. has a pending “buy” or “sell” order in that same security for a Vontobel Client or its own account until that order is executed or withdrawn.

4.3.2

Vontobel Employees are prohibited from purchasing or selling a security within seven (7) calendar days before or after the date on which a transaction in the same security is effected for a Vontobel Client.

In the case of a personal securities transaction proposed to be executed within 7 calendar days before a client trade in the same security (the “pre-trade blackout period”), a monthly review will be conducted by the designated Compliance Officer to determine whether the trade falls within the pre-trade blackout period and whether an exception applies, as described in this section.

In the case of a personal securities transaction proposed to be executed within 7 calendar days after a client trade in the same security (the “post-trade blackout period”), the designated Compliance Officer will review the trade blotter and consult with the Trading Desk, where necessary, to determine whether the personal trade falls within the post-trade blackout period and whether an exception applies, as described in this section.

Should any Vontobel Employee make an authorized personal trade within such blackout period, the Chief Compliance Officer (or, in his absence, any officer authorized to approve trades), shall, in his sole discretion and based on his assessment of the facts and circumstances surrounding such personal trade, determine whether the Vontobel Employee can be deemed to have benefited, or appear to have benefited, from the market effect of the trade for the Vontobel Client. If such officer so determines, the Vontobel Employee shall cancel the trade or promptly disgorge the imputed profit, if any, from his or her personal trade that shall have accrued between the date thereof and the trade date of the transaction in the same security for the Vontobel Client. Imputed profit shall in all cases mean the difference between the price at which the Vontobel Employee transacted and the price at which the trade for the Vontobel Client was transacted.

The prohitibions of this section shall not apply to:

(a)	purchases or sales which are non-volitional on the part of either the Vontobel Employee or the Vontobel Client account;

(b)	purchases or sales which are part of an automatic dividend reinvestment or other plan established by Vontobel Employees prior to the time the security involved came within the purview of this Code;

(c)

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(d)

purchases or sales on any one day of de minimus value; the de minimus value is equal to or less than 2,000 shares of any security listed on an exchange and traded within the seven (7) day blackout period. No Vontobel Employee will be allowed to affect a purchase or sale of a security while a client has a pending purchase or sale order, for that security, until the client’s order is executed or withdrawn.

4.4.	Short-Term Trading

No Vontobel Employee shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities which are owned by a Vontobel Client or which are being considered for purchase on behalf of Vontobel Clients, within thirty (30) calendar days. This restriction does not apply to funds which are advised or subadvised by Vontobel. Any profits realized on such short-term trades must be disgorged and the proceeds paid to a charity selected by the Chief Compliance Officer. The Chief Compliance Officer and any other officer authorized to approve trades (see Appendix B) may permit exemptions to the prohibition of this section on a case-by-case basis when no abuse is involved and the circumstances of the subject trades, as they are best able to determine, support an exemption, and shall note the reason for any such exemption on the trading authorization form (see 4.5.1. below). Vontobel Employees may sell a security covered by this section at a loss within thirty (30) calendar days of purchase, provided, however, that in such instance the Vontobel Employee may not repurchase the same security in less than thirty (30) calendar days.

*

The purpose of the blackout period before a client trade is to address front-running violations that occur when personal trades are made shortly before a client trade and benefit from the market effect of that trade. The blackout period after a client trade is intended to allow dissipation of the market effect of the client trade. It is also designed to prevent individuals from benefiting from a trade that is opposite the client trade (e.g., selling a security shortly after a purchase of the same security for a client boosted its price, or purchasing a security shortly after a sale of the same security for a client lowered its price).

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4.5.	Prior Written Clearance of Personal Securities Trades and Full Disclosure of Securities Holdings

4.5.1

Except with regard to those items listed in Appendix C that have been exempted from the firm’s pre-clearance requirements, all Vontobel Employees shall obtain authorization of their personal securities transactions prior to executing an order. Via a specially designated web form in ComplySci, a request must be submitted to one of the officers listed in Appendix B, and such officer must give authorization prior to the placement of a purchase or sell order with a broker by a Vontobel Employee. An approved request will remain valid, in the case of a U.S.-based Vontobel Employee, until the U.S. market close on the same business day the request is made, and, in the case of all other Vontobel Employees, until the expiration of 2 business days, inclusive of the day of the request. Please note limit orders are generally prohibited as approval periods are only valid 1 and 2 days, respectively.

Vontobel has retained a third party service provider, ComplySci, to provide web-based automated compliance services. ComplySci is a portal through which Vontobel Employees meet their compliance obligations. Through this secure, web- based platform, Vontobel Employees are able to perform personal trade pre-clearance (See Section 3.7 for more information about ComplySci).

As with Gifts and Political Contributions, a request for authorization for a personal trade is made on ComplySci through a 4-step, paperless process:

(1)	A Vontobel Employee enters ComplySci through a login and password on their website;

(2)	After logging in, the Vontobel Employee locates the Trade icon on their personal dashboard, the selection of which opens a web form containing the fields necessary to enter trade data;

(3)

Once the necessary trade data have been filled in, the request is then sent electronically for approval or denial to a designated officer (See, Appendix B), who, with the assistance of the firm’s trading desk and a database, ultimately determines whether the trade is permissible under Code of Ethics strictures; and,

(4)	The decision of the designated officer is then sent via email from ComplySci to the Vontobel Employee, who may not trade until such decision has been received.

Should any Vontobel Employee make an unauthorized personal trade in a security, he or she may be obliged, without benefit of tax deduction, to sell the position promptly and/or disgorge any imputed or realized profit that shall have accrued between the date of such unauthorized personal trade and the date of disgorgement. Profits disgorged by Vontobel Employees pursuant to this Code shall be paid to a charity selected by the Chief Compliance Officer.

4.5.2

In accordance with Rule 204A-1(a)(3), Vontobel Employees shall instruct or provide authority to their broker(s), including the Corporation’s affiliate broker-dealers, to supply the Chief Compliance Officer or designee, on a timely basis (but in no event more than 30 days after the close of the calendar quarter in which the transactions occurred), with duplicate copies or electronic feeds of confirmations of all personal securities transactions and copies or electronic feeds of all periodic statements for all securities accounts containing securities in which Vontobel Employees have Beneficial Ownership. Electronic feeds are sent directly to our third-party service provider, ComplySci, where the information is readily available to the CCO or designee.

In keeping with June 2015 guidance from the US Securities and Exchange Commission regarding the scope of the exception to the above-described Rule 204A-1(a)(3) reporting requirements, the fact that a securities account is an account managed by a third-party with discretionary investment authority or is a trust administered by a trustee with such authority shall not, by itself, mean the Vontobel Employee has not exercised direct or indirect influence or control over the account, thus triggering the reporting exception. The reporting exception shall apply only if in actual practice the Vontobel Employee exerted no direct or indirect influence or control, to any degree, over the account. All other securities accounts must be reported to the Chief Compliance Officer in accordance with the Rule and this Section.

With respect to such accounts, each Vontobel Employee, upon the commencement of employment and annually thereafter, shall certify specifically that, for the previous calendar year, he or she did not (a) suggest that the trustee or third-party discretionary manager make a particular securities transaction for an account; (b) direct the trustee or discretionary manager to make such a transaction; or, (c) consult with the trustee or discretionary manager regarding allocation of investments in an account.

4.5.3

The Chief Compliance Officer or his designee shall review the personal securities holdings and transaction reports of Vontobel Employees. The review may be performed, and the evidence recorded, electronically and in an automated fashion by the online compliance system, and such a review and recording shall satisfy the requirement.

4.5.4

The Chief Compliance Officer shall receive and maintain all reports required hereunder. The reports may be generated and maintained electronically and in an automated fashion by the online compliance system, and such reports shall satisfy the requirement.

4.5.5

All Vontobel Employees shall promptly report to the Chief Compliance Officer any apparent violation of this Code. The Chief Compliance Officer shall conduct an investigation into the alleged violation and, in consultation with the Head of Legal and Compliance, impose whatever sanctions are appropriate under the circumstances. On a semi-annual basis, the Chief Compliance Officer shall report any violations of the Code to the Board of Directors. The Chief Compliance Officer or designee shall be responsible for maintaining and updating Vontobel’s Code of Ethics.

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4.5.6

This Code of Ethics, a copy of each report made by Vontobel Personnel, each memorandum made by the Chief Compliance Officer hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Chief Compliance Officer, as required by Rule 204-2(a)(12) of the Advisers Act.

4.5.7

Vontobel Employees shall disclose their personal securities holdings to the Chief Compliance Officer or designee within ten (10) days of the commencement of employment. In keeping with guidance from the Securities and Exchange Commission, this disclosure shall include the certification described in Section 4.5.2 above.

4.5.8

Annually, Vontobel Personnel shall be required to certify that they have (a) read and understand the Code, and recognize that they are subject thereto; (b) instructed each financial institution through which they, or any member of their household, effect securities transactions to send duplicate copies of their account statements and trading confirmations to Vontobel; (c) complied with the requirements of the Code; (d) disclosed and reported all personal securities transactions required to be disclosed; and (e) disclosed all personal securities holdings. Such annual report and certification shall be submitted within thirty (30) days of the end of the calendar year and shall be current as of a date no more than forty-five (45) days before submission.

4.5.9

The Chief Compliance Officer shall prepare a semi-annual report to the Corporation’s Board of Directors. Such report shall (a) include a copy of the Code of Ethics, if recently amended; (b) summarize existing procedures concerning personal investing and any changes in the Code’s policies or procedures during the past year; (c) identify any violations of the Code; and (d) identify any recommended changes in existing restrictions, policies or procedures based upon the Corporation’s experience under the Code, any evolving practices, or developments in applicable laws or regulations.

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5.	INSIDER TRADING

The Insider Trading and Securities Fraud Enforcement Act of 1988, as amended (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update and enforce them. Accordingly, Vontobel Asset Management, Inc. has adopted the following policy, procedures and supervisory procedures as an integral part of its Code of Ethics applicable to all of its officers, employees and directors (sometimes referred to herein as Vontobel Personnel).

5.1.	Policy

The purpose of this Section 5 is to familiarize Vontobel Personnel with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

No Vontobel Personnel may trade in a security, either personally or on behalf of Vontobel Clients, while in possession of material, nonpublic information regarding that security; nor may any officer, employee or director communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as “insider trading”. This policy extends to activities within and without the individual job functions of Vontobel Personnel and covers not only their personal transactions, but indirect trading by family, friends and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer and / or the Head of Legal and Compliance.

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material nonpublic information, or

(b)

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c)	communicating material nonpublic information to others.

Subject to Approval from the Legal and Compliance department beforehand, in limited circumstances, Vontobel Personnel may place an order on behalf of a Vontobel Client for the purchase or sale of a security with respect to which the Corporation is in possession of material, nonpublic information where (1) the order is placed pursuant to an instruction by the Vontobel Client without any advice or solicitation by the Corporation or its Personnel of a transaction in the given security; (2) the order arises only in connection with the Vontobel Client contributing additional cash or withdrawing cash from the Vontobel Client’s account; (3) the purchase or sale of the security is part of a portfolio-wide order and is proportionate in relation to other orders in the Vontobel Client’s portfolio; and (4) neither the Corporation nor Vontobel Personnel have shared any material, nonpublic information with the Vontobel Client.

5.2.	Elements of Insider Trading

5.2.1	Who Is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

5.2.2	What Is Material Information?

Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

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5.2.3	What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

5.2.4	Legal Bases for Liability

(a)

Fiduciary Duty Theory: In 1980 the U.S. Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.

(b)

Misappropriation Theory: Another basis for insider trading liability is the “misappropriation theory”, where liability is established when trading occurs on material on nonpublic information that was stolen or misappropriated from any other person

(c)

Tipper/Tippee Liability: In 2016, the U.S. Supreme Court in Salman v. United States, unanimously affirmed the U.S. Court of Appeals for the Ninth Circuit’s affirmance of Salman’s guilty verdict for insider trading. The Supreme Court affirmed the verdict even though the insider did not receive a tangible personal benefit in return for tipping his brother, who in turn tipped Salman, about material non-public information and, in doing so, overruled the Second Circuit’s ruling in United States v. Newman, to the extent that it held that a tipper to a family member or friend must personally receive a pecuniary benefit before he can be found to have breached his fiduciary duty and, therefore, be held criminally liable for insider trading.

In 2019, the Second Circuit in United States v. Blaszczak effectively found that the “schemes to defraud” prohibited by the Title 18 criminal securities fraud statutes are broader than those proscribed by the Title 15 securities fraud provisions and not limited to preventing the use of inside information for personal advantage. According to the majority, because embezzlement inherently involved a breach of duty, “there is likewise no additional requirement that the government prove a breach of duty in a specific manner, let alone through evidence that an insider tipped confidential information in exchange for a personal benefit.” Ultimately, because the personal-benefit test relied upon the Exchange Act and was “not grounded in the embezzlement theory of fraud,” the Second Circuit declined to extend the personal-benefit test to the Title 18 criminal securities fraud statutes.

(d)

“Shadow Trading” Liability: The SEC recently unveiled a novel “Shadow Trading” theory that expands insider trading liability. “Shadow Trading” describes when an insider with material, non-public information regarding their own company uses that information to trade in the security of another, peer company. On January 14, 2022, U.S. District Court (N.D. CA) denied a motion to dismiss what appears to be the first case that the SEC has brought asserting this novel theory, permitting the SEC to proceed with its shadow trading theory of liability. This is the first time that the SEC has alleged insider trading where the MNPI at issue was not directly related to the securities that were purchased or sold.

5.3.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

•	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

5.4.	Procedures

The following procedures have been established to aid Vontobel Personnel in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Vontobel Personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer and / or the Head of Legal and Compliance.

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5.4.1

Identifying Inside Information. Before trading for yourself or others, including Vontobel Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(a)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? If this information that would substantially affect the market price of the securities if generally disclosed?

(b)

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Chief Compliance Officer and the Head of Legal and Compliance. Until they have had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including Vontobel Clients, and (ii) communicate the information to anyone, other than to the Chief Compliance Officer and the Head of Legal and Compliance. After the Head of Legal and Compliance and Chief Compliance Officer have reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

5.4.2

Personal Security Trading. Each officer, director and employee must instruct or authorize their broker(s) to supply the Chief Compliance Officer or designee, on a timely basis, with duplicate copies or electronic feeds of confirmations of all personal securities transactions and copies or electronic feeds of all periodic statements for all securities accounts owned or controlled by them or their families (including the spouse, and minor children, living in the same household), and trusts of which they are trustees or in which they have beneficial ownership or have participated. Electronic feeds are sent directly to our third-party service provider, ComplySci, where the information is readily available to the CCO or designee

5.4.3

Restricting Access to Material Nonpublic Information. Any information in your possession that you identify as material and nonpublic may not be communicated other than in the course of performing your duties to anyone, including your colleagues at Vontobel Asset Management, Inc., with the exception of the Head of Legal and Compliance and Chief Compliance Officer as provided in subparagraph 5.4.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic information should be restricted.

5.4.4

Resolving Issues Concerning Insider Trading. If, after considerations of the items set forth in Section 5.2, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Head of Legal and Compliance and Chief Compliance Officer before trading or communicating the information to anyone.

5.5.	Supervision

The supervisory role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading, and encompasses the following.

5.5.1	Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer shall:

•	answer promptly any questions regarding the Statement on Insider Trading

•	resolve issues of whether information received by any officer, employee or director is material and nonpublic

•	update the Statement on Insider Trading and distribute amendments thereto, as necessary, to all officers, employees and directors

•

obtain an annual written acknowledgement from all officers, employees and directors that they have reviewed the Corporation’s Code of Ethics, including the Statement on Insider Trading contained in this Section 5

•	when it has been determined that any officer, director or employee has material nonpublic information:

(i)	implement measures to prevent dissemination of such information, and

(ii)	if necessary, restrict officers, directors and employees from trading the securities.

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5.5.2	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer shall:

•

Review for each officer, director and employee the periodic account statements and duplicate confirmations forwarded by their brokers or review alerts as provided daily by ComplySci where electronic feeds of transactions and statements are compared with trade approvals to ensure that no trading took place in securities in which the Corporation was in possession of material nonpublic information;

•	Review the trading activity of the Client portfolios managed by the Corporation quarterly; and

•	Coordinate, if necessary, the review of such reports with other appropriate officers, directors or employees of the Corporation.

5.5.3	Special Reports to Management

Promptly upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer shall prepare a written report to the Chief Executive Officer and the Board of Directors of the Corporation and, if the violation occurred with respect to an investment company client, provide a copy of such report to the Board of Directors of the investment company concerned.

5.5.4	Semi-Annual Reports

On a semi-annual basis, the Chief Compliance Officer shall prepare a written report to the Corporation’s Board of Directors setting forth the following:

•	a summary of the existing procedures to detect and prevent insider trading;

•	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

•	an evaluation of the current procedures and any recommendations for improvement.

5.5.5	Annual Reports

Pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, an annual compliance report shall be furnished to the Board of Directors of the investment companies to which the Corporation acts as investment adviser or subadviser.

5.5.6	Using Industry Experts for Research

As part of the investment research process, Vontobel Employees, specifically Vontobel investment professionals, may use expert network firms. Expert network firms (“Expert Network”) facilitate consultations with paid industry experts. Vontobel maintains controls with respect to the use of Expert Networks in order to guard against conflicts and to prevent the transmission of confidential information, including material, non-public information (“confidential information”). These controls include, but are not limited to, the following:

•

Before an Expert Network is allowed to schedule a consultation for Vontobel with an industry expert, the industry expert must first complete a pre-screening questionnaire confirming, among other things, that he or she will not (1) share confidential information, (2) otherwise breach a confidentiality obligation, or (3) provide information about a current or recent employer.

•	Randomly and without prior notice, the CCO or designee can listen-in on expert network telephone consultations with Vontobel investment professionals.

•

In keeping with Section 5.4.1, Vontobel investment professionals are required immediately to report to the Head of Legal and Compliance and CCO or designee any actual or suspected revelation of confidential information during a consultation.

In addition to the Expert Networks, the investment professionals, specifically the former investigative journalists, may engage in discussions with company management, economists, sell-side analysts, consultants, academics, government officials, etc… outside of the Expert Networks to assist with their research. There are similar guidelines in place and all research is fully documented.

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APPENDIX A

Excerpts from cited SEC legislation:

•	Rule 204A-1 of the Investment Advisers Act of 1940—Investment Adviser Code of Ethics

•	Section 204A of the Investment Advisers Act of 1940—Prevention of Misuse of Nonpublic Information

•	Section 206 of the Investment Advisers Act of 1940—Prohibited Transactions by Investment Advisers

•	Definitions:

“Beneficial Owner”—as defined in Section 16 of the Securities Exchange Act of 1934

“Security(ies)—as defined in Section 202(a)(18) of the Investment Advisers Act of 1940

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Rule 204A-1 Investment Adviser Codes of Ethics.

(a)

Adoption of code of ethics. If you are an investment adviser registered or required to be registered under section 203 of the Act (15 U.S.C. 80b–3), you must establish, maintain and enforce a written code of ethics that, at a minimum, includes:

(1)	A standard (or standards) of business conduct that you require of your supervised persons, which standard must reflect your fiduciary obligations and those of your supervised persons;

(2)	Provisions requiring your supervised persons to comply with applicable Federal securities laws;

(3)	Provisions that require all of your access persons to report, and you to review, their personal securities transactions and holdings periodically as provided below;

(4)

Provisions requiring supervised persons to report any violations of your code of ethics promptly to your chief compliance officer or, provided your chief compliance officer also receives reports of all violations, to other persons you designate in your code of ethics; and

(5)

Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgment of their receipt of the code and any amendments.

(b)	Reporting requirements —

(1)

Holdings reports. The code of ethics must require your access persons to submit to your chief compliance officer or other persons you designate in your code of ethics a report of the access person’s current securities holdings that meets the following requirements:

(i)	Content of holdings reports. Each holdings report must contain, at a minimum:

(A)

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(C)	The date the access person submits the report.

(ii)	Timing of holdings reports. Your access persons must each submit a holdings report:

(A)	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(B)	At least once each 12-month period thereafter on a date you select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

(2)

Transaction reports. The code of ethics must require access persons to submit to your chief compliance officer or other persons you designate in your code of ethics securities transactions reports that meet the following requirements:

(i)

Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(A)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price of the security at which the transaction was effected;

(D)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(E)	The date the access person submits the report.

(ii)

Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

(3)	Exceptions from reporting requirements. Your code of ethics need not require an access person to submit:

(i)	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(ii)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(iii)

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

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(c)

Pre-approval of certain investments. Your code of ethics must require your access persons to obtain your approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering.

(d)

Small advisers. If you have only one access person ( i.e., yourself), you are not required to submit reports to yourself or to obtain your own approval for investments in any security in an initial public offering or in a limited offering, if you maintain records of all of your holdings and transactions that this section would otherwise require you to report.

(e)	Definitions. For the purpose of this section:

(1)	Access person means:

(i)	Any of your supervised persons:

(A)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii)	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

(2)

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3)

Beneficial ownership is interpreted in the same manner as it would be under §240.16a–1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder. Any report required by paragraph (b) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(4)

Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a–aa), the Securities Exchange Act of 1934 (15 U. S.C. 78a–mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107–204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), title V of the Gramm-Leach-Bliley Act (Pub. L. 106–102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311–5314; 5316–5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

(5)	Fund means an investment company registered under the Investment Company Act.

(6)

Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

(7)

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§230.504, 230.505, or 230.506 of this chapter.

(8)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(9)	Reportable fund means:

(i)

Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a–2(a)(20)) ( i.e., in most cases you must be approved by the fund’s board of directors before you can serve); or

(ii)

Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a–2(a)(9)).

(10)	Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b–2(a)(18)), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end funds other than reportable funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

[69 FR 41708, July 9, 2004]

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Section 206 of the Investment Advisers Act of 1940

Prohibited Transactions by Investment Advisers

It shall be unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly–

(1)	to employ any device, scheme, or artifice to defraud any client or prospective client;

(2)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)

acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (3) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;

(4)

to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. The Commission shall, for the purposes of this paragraph (4) by rules and regulations define, and prescribe means reasonably designed to prevent, such acts, practices, and courses of business as are fraudulent, deceptive, or manipulative.

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Section 206A of the Investment Advisers Act of 1940

Exemptions

The Commission, by rules and regulations, upon its own motion, or by order upon application, may conditionally or unconditionally exempt any person or transaction, or any class or classes or persons, or transactions, from any provision or provisions of this title or of any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title.

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Section 204A of the Investment Advisers Act of 1940

Prevention of Misuse of Nonpublic Information

Every investment adviser subject to section 204 of this title shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse in violation of this Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, nonpublic information by such investment adviser or any person associated with such investment adviser. The Commission, as it deems necessary or appropriate in the public interest or for the protection of investors, shall adopt rules or regulations to require specific policies or procedures reasonably designed to prevent misuse in violation of this Act or the Securities Exchange Act of 1934 (or the rules or regulations thereunder) of material, nonpublic information.

Definitions:

“Beneficial Owner”—as defined in Section 16 of the Securities Exchange Act of 1934—The term beneficial owner shall have the following applications:

Solely for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered pursuant to section 12 of the Act, the term “beneficial owner” shall mean any person who is deemed a beneficial owner pursuant to section 13(d) of the Act and the rules thereunder; provided, however, that the following institutions or persons shall not be deemed the beneficial owner of securities of such class held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business (or in the case of an employee benefit plan specified in paragraph (a)(1)(vi) of this section, of securities of such class allocated to plan participants where participants have voting power) as long as such shares are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Rule 13d-3(b) (§ 240.13d-3(b)):

•	A broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

•	A bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

•	An insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

•	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

•	Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b- 3) or under the laws of any state;

•

An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq. (“ERISA”) that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund;

•

A parent holding company or control person, provided the aggregate amount held directly by the parent or control person, and directly and indirectly by their subsidiaries or affiliates that are not persons specified in paragraphs (a)(1)(i) through (ix), does not exceed one percent of the securities of the subject class;

•	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

•	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3); and

•	A group, provided that all the members are persons specified in § 240.16a-1(a)(1)(i) through (ix).

•	A group, provided that all the members are persons specified in § 240.16a-1(a)(1) (i) through (vii).

Note to paragraph (a). Pursuant to this section, a person deemed a beneficial owner of more than ten percent of any class of equity securities registered under section 12 of the Act would file a Form 3 (§ 249.103), but the securities holdings disclosed on Form 3, and changes in beneficial ownership reported on subsequent Forms 4 (§ 249.104) or 5 (§ 249.105), would be determined by the definition of “beneficial owner” in paragraph (a)(2) of this section.

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

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The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also § 240.16a-1(a)(4);

A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

A person’s interest in securities held by a trust, as specified in § 240.16a-8(b); and

A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Where more than one person subject to section 16 of the Act is deemed to be a beneficial owner of the same equity securities, all such persons must report as beneficial owners of the securities, either separately or jointly, as provided in § 240.16a-3(j). In such cases, the amount of short-swing profit recoverable shall not be increased above the amount recoverable if there were only one beneficial owner.

Any person filing a statement pursuant to section 16(a) of the Act may state that the filing shall not be deemed an admission that such person is, for purposes of section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by the statement.

The following interests are deemed not to confer beneficial ownership for purposes of section 16 of the Act:

Interests in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935 (15 U.S.C. 79a et seq.);

Interests in portfolio securities held by any investment company registered under the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.); and

Interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal governmental authority.

The term call equivalent position shall mean a derivative security position that increases in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option, and a short put option position.

The term derivative securities shall mean any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security, but shall not include:

Rights of a pledgee of securities to sell the pledged securities;

Rights of all holders of a class of securities of an issuer to receive securities pro rata, or obligations to dispose of securities, as a result of a merger, exchange offer, or consolidation involving the issuer of the securities;

Rights or obligations to surrender a security, or have a security withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

Interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

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Interests or rights to participate in employee benefit plans of the issuer;

Rights with an exercise or conversion privilege at a price that is not fixed; or

Options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The term equity security of such issuer shall mean any equity security or derivative security relating to an issuer, whether or not issued by that issuer.

The term immediate family shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

The term “officer” shall mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust.

Note: “Policy-making function” is not intended to include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (§ 229.401(b)) the issuer identifies a person as an “executive officer,” it is presumed that the Board of Directors has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Act, as are such other persons enumerated in this paragraph (f) but not in Item 401(b).

The term portfolio securities shall mean all securities owned by an entity, other than securities issued by the entity.

The term put equivalent position shall mean a derivative security position that increases in value as the value of the underlying equity decreases, including, but not limited to, a long put option and a short call option position.

“Security(ies)—as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 —“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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APPENDIX B

Officers (other than the CCO) authorized to approve trades:

Roland Aviles

Andrew Bosko

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APPENDIX C

The following items are expressly included within the Code’s definition of “Security” and must be pre-cleared:

•	equity security

•	warrants

•	rights

•	convertible security

•	REITs (Real Estate Investment Trusts)

•	ADR’s, ADS’s, GDR’s

•	any type of preferred stock

•	corporate bonds, municipal bonds, and bonds issued by a foreign government or agency or instrumentality of a foreign government*

•	shares of registered open-end investment companies (mutual funds) that Vontobel advises or sub-advises

•	shares of closed-end investment funds or exchange traded funds that Vontobel advises or sub-advises

•	options on equity securities

•	shares of an investment club account.[3]

The following items are expressly excluded from the Code’s definition of “Security” and do not require pre-clearance:

•	securities issued by the US Government or US federal agencies that are direct obligations of the US

•	bankers’ acceptances, bank certificates of deposits and commercial paper

•	shares of registered open-end investment companies (mutual funds) that Vontobel does not advise or sub-advise

•

Exchange Traded funds (ETFs) However, note that unit investment trust ETFs, including but not limited to SPY, QQQ, DIA and MDY, are considered reportable securities and must be disclosed in any employee’s brokerage accounts.

•	common securities indicies

•	commodities or commodity futures

*	only applies to employees who provide research or make investment decisions for the Fixed Income boutique.
[3]

Shares of investment club accounts may be subjected to pre-clearance if, in periodically reviewing investment club trading, the Chief Compliance Officer or designee detects abuses or conflicts of interest (See Section 4.2.4).